Exhibit 10.9

AGREEMENT BY AND BETWEEN
Westbury Bank
West Bend, Wisconsin
and
The Comptroller of the Currency

Westbury Bank, West Bend, Wisconsin (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller” or “OCC”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller has found unsafe and unsound banking practices relating to management, credit risk management, and inadequate allowance for loan and lease losses, as well as violations of law at the Bank.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the Articles of this Agreement.

ARTICLE I

JURISDICTION

(1)                                 This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2)                                 This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3)                                 This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 163.555. See 12 U.S.C. § 1831i.

(4)                                 This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5)                                 This Agreement shall cause the Bank to be designated in “troubled condition,” as set forth in 12 C.F.R. § 163.555, unless otherwise informed in writing by the Comptroller. In addition, this Agreement shall cause the Bank not to be designated as an “eligible bank” for purposes of 12 C.F.R. § 116.5, unless otherwise informed in writing by the Comptroller.

(6)                                 All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

Assistant Deputy Comptroller

Milwaukee Field Office

1200 North Mayfair Road, Suite 200

Wauwatosa, Wisconsin 53226

ARTICLE II

COMPLIANCE COMMITTEE

(1)                                 Within ten (10) days, the Board shall appoint a Compliance Committee with at least three (3) directors, of which no more than one (1) shall be an employee of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.

(2)                                 The Compliance Committee shall meet at least monthly.

(3)                                 Within sixty (60) days after the date of this Agreement and after the end of each calendar quarter thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)                                 a description of the action needed to achieve full compliance with each Article of this Agreement;

(b)                                 actions taken to comply with each Article of this Agreement; and

(c)                                  the results and status of those actions.

(4)                                 The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III

CAPITAL PLAN

(1)                                 Within sixty (60) days, the Board shall submit to the Assistant Deputy Comptroller for his review and prior written determination of no supervisory objection, a written Capital Plan for the Bank covering at least a three (3) year period. The Capital Plan shall include:

(a)                                 specific plans for the maintenance of adequate capital given the Bank’s risk profile;

(b)                                 projections for growth and capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c)                                  projections of the sources and timing of additional capital to meet the Bank’s current and future needs;

(d)                                 the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank’s needs;

(e)                                  contingency plans that identify alternative methods should the primary source(s) under (d) above not be available; and

(f)                                   a dividend policy that permits the declaration of a dividend only:

(i)                                     when the Bank is in compliance with its approved capital program;

(ii)                                  when the Bank is in compliance with 12 C.F.R. §§ 163.140 — 163.146; and

(iii)                               with the prior written determination of no supervisory objection by the Assistant Deputy Comptroller.

(2)                                 Within fifteen (15) days following receipt of the Assistant Deputy Comptroller’s written determination of no supervisory objection, the Board shall adopt, implement and thereafter ensure Bank adherence to the Capital Plan. The Board shall review and update the Bank’s capital program on an annual basis, or more frequently if necessary. Prior to adopting any subsequent amendments or revisions to the Capital Plan the Board shall submit amendments or revisions to the Assistant Deputy Comptroller and receive prior written determination of no supervisory objection.

ARTICLE IV

CHIEF CREDIT OFFICER

(1)                                 If the chief credit officer position is or at any time becomes vacant, the Board shall, within sixty (60) days of such vacancy, appoint a capable person to the vacant position who shall be vested with the executive authority to ensure the Bank’s compliance with this Agreement and the safe and sound operation of functions within the scope of the position’s responsibility.

(2)                                 Prior to the appointment of any individual to the chief credit officer position, the Board must comply with the requirements of 12 C.F.R. Part 163, Subpart H and shall submit to the Assistant Deputy Comptroller the following information:

(a)                                 a written description of the chief credit officer’s duties, responsibilities, and lines of authority;

(b)                                 a written analysis completed by the Board which details the skills and experience necessary for an individual to fulfill the duties and responsibilities of the position; and

(c)                                  a written statement of the Board’s reasons for selecting the proposed individual.

(3)                                 Pursuant to 12 U.S.C. § 1831i and 12 C.F.R. Part 163, Subpart H, the Assistant Deputy Comptroller shall have the authority to issue a notice of disapproval with respect to the appointment of the proposed new senior loan officer. However, the lack of disapproval of such individual shall not constitute an approval or endorsement of the proposed chief credit officer.

(4)                                 If the Board is unable to locate an acceptable person to fill the chief credit officer position within the timeframes required by this Article, despite its best efforts, it shall not be a violation of this Article so long as the Board documents its efforts to locate appropriate candidates. Thereafter, the Board shall provide quarterly reports to the Assistant Deputy Comptroller summarizing its continuing efforts to locate such candidates.

ARTICLE V

CREDIT ADMINISTRATION

(1)                                 Within ninety (90) days, the Board shall develop a written program to improve the Bank’s credit administration practices and implement applicable specific actions outlined in the Report of Examination dated March 26, 2012 (“ROE”). The program shall include, but not be limited to policies, procedures and controls as necessary to ensure:

(a)                                 timely and accurate credit risk rating based on agency definitions of “special mention,” “substandard,” “doubtful,” and “loss”;(1)

(b)                                 the Bank’s appraisal and evaluation program complies with 12 C.F.R. Part 164, 12 C.F.R. § 160.172, and the Interagency Appraisal and Evaluation Guidelines dated December 10, 2010;

(c)                                  timely and effective follow-up and implementation of loan review findings and exceptions;

(d)                                 satisfactory and perfected collateral documentation;

(1) The terms “special mention,” “substandard,” “doubtful,” and “loss” are defined in the “Rating Credit Risk” booklet of the Comptroller’s Handbook.

(e)                                  extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining and analyzing current and satisfactory credit information and performing and documenting analysis of the borrower’s financial position and all expected repayment sources (global cash flow) when necessary, including but not limited to, the potential impact of contingent liabilities;

(f)                                   timely loan charge-offs and accurate reporting of troubled debt restructures;

(g)                                  timely annual credit reviews are conducted;

(h)                                 conformance with loan policy requirements;

(i)                                     systems are in place to track and analyze credit and collateral exceptions;

(j)                                    the accuracy and integrity of internal management information and loan filing systems; and

(k)                                 systems are in place to track and analyze concentrations of credit, significant economic factors, and general conditions and their potential impact on the credit quality of the Bank’s loan and lease portfolios.

(2)                                      A copy of the program and all related policies shall be forwarded to the Assistant Deputy Comptroller for a written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall adopt, implement and thereafter ensure Bank adherence to the credit administration program.

ARTICLE VI

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)                                      Within sixty (60) days, the Board shall revise its written policies and procedures for maintaining an adequate Allowance for Loan and Lease Losses (“ALLL”) in accordance with U.S. generally accepted accounting principles (“GAAP”). The ALLL policies and procedures shall be consistent with the guidance set forth in the Federal Financial Institutions Examination Council’s “Interagency Policy Statement on the Allowance for Loan and Lease Losses” dated December 13, 2006 (OCC Bulletin 2006-47) (“Interagency Statement”) and shall at a minimum include:

(a)                                 policies and procedures for determining whether a loan is impaired and measuring the amount of impairment, consistent with GAAP (including FASB ASC 310-10, Receivables - Overall - Subsequent Measurement — Impairment);

(b)                                 policies and procedures for segmenting the loan portfolio and estimating loss on groups of loans that are consistent with GAAP (including FASB ASC 450-20, Loss Contingencies). These procedures shall require the Bank to document support for its estimation of credit losses including support for qualitative adjustments using the nine qualitative factors set forth in the Interagency Statement: and

(c)                                  procedures for validating the ALLL methodology.

(2)                                      Within sixty (60) days, the Board shall revise its written policies and procedures to ensure that all official and regulatory reports filed by the Bank accurately reflect an adequate ALLL balance as of the date that such reports are submitted. Any difference between the ALLL balance as determined by the analysis required by this Article and the Bank’s actual ALLL balance shall be remedied through appropriate account adjustments in the quarter it is discovered, prior to the filing of the Call Reports.

(3)                                      Upon revision, the Board shall submit a copy of the ALLL policies, procedures, and analysis required by this Article, or any subsequent amendments or changes to those policies and procedures, to the Assistant Deputy Comptroller for determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Board shall adopt, implement and thereafter ensure adherence to the revised policies and procedures.

ARTICLE VII

CRITICIZED ASSETS

(1)                                      The Bank shall take immediate and continuing action to protect its interest in those assets criticized(2) in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the OCC during any examination.

(2)                                    Within thirty (30) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to individual workout plans designed to protect the Bank’s interest in or eliminate the basis of criticism of assets criticized in the ROE or internally identified by the Bank as criticized as of the effective date of this Agreement. On an ongoing basis, when any asset is criticized in a subsequent Report of Examination, or by any internal or external loan review, or in

(2) The term “criticized” as used in this Article refers to assets rated the equivalent of “doubtful,” “substandard,” or “special mention” as defined in the “Rating Credit Risk” booklet of the Comptroller’s Handbook.

any list provided to management by the OCC during any examination, the Board shall adopt, implement, and thereafter ensure Bank adherence to individual workout plans for the criticized asset equal to or exceeding five hundred thousand dollars ($500,000) within thirty (30) days and continue to prepare quarterly graded credit reports in accordance with the Bank’s loan policy requirements for all criticized assets below five hundred thousand dollars ($500,000). Each workout plan shall include, at a minimum:

(a)                                 an identification of the expected sources of repayment;

(b)                                 an analysis of the borrower’s ability to repay the loan based on current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations;

(c)                                  an analysis of any guarantor’s current financial position, including global cash flow analysis, where there is reliance in whole or in part on the guarantor for repayment;

(d)                                 the current value of supporting collateral and the position of the Bank’s lien on such collateral where applicable; and

(e)                                  action(s) the Bank plans to take to protect its interest in, or eliminate the basis of, the asset, including timeframes for implementing and evaluating the effectiveness of those actions.

(3)                                 Upon adoption, a copy of the workout plans for all criticized assets equal to or exceeding five hundred thousand dollars ($500,000) shall be forwarded to the Assistant Deputy Comptroller.

(4)                                 The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:

(a)                                 the status of each criticized asset that equals or exceeds five hundred thousand dollars ($500,000);

(b)                                 management’s adherence to the workout plans adopted pursuant to this Article;

(c)                                  the status and effectiveness of the plans; and

(d)                                 the need to revise the plans or take alternative action.

(5)           A copy of each review pursuant to Paragraph (4) of this Article shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis.

(6)           Effective immediately, the Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the OCC during any examination and whose aggregate loans or other extensions exceed two hundred and fifty thousand dollars ($250,000) only if each of the following conditions is met:

(a)                                 the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(b)                                 a comparison to the written program adopted pursuant to this Article shows that the Board’s formal plan to collect or strengthen the criticized asset will not be compromised.

(7)           A copy of the approval of the Board or of the designated committee obtained pursuant to Paragraph (6) of this Article shall be maintained in the file of the affected borrower.

ARTICLE VIII

CLOSING

(1)           Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3)           Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4)           The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5)           In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)                                      authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement, including ensuring that the Bank has necessary processes, personnel and control systems;

(b)                                      require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c)                                       follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)                                      require corrective action be taken in a timely manner of any non-compliance with such actions.

(6)           This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Brian L. James	10/29/2012
Brian L. James	Date
Assistant Deputy Comptroller
Milwaukee Field Office

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Russell Brandt	10/29/12
Russell Brandt	Date

/s/ William Gehl	10/29/12
William Gehl	Date

/s/ Gerald Guarnaccio	10/29/12
Gerald Guarnaccio	Date

/s/ Andrew Gumm	10/29/12
Andrew Gumm	Date

/s/ Raymond Lipman	10/29/12
Raymond Lipman	Date

/s/ James Mohr	10/29/12
James Mohr	Date

/s/ James Spella	10/29/12
James Spella	Date

/s/ Terry Wendorff	10/29/12
Terry Wendorff	Date

/s/ J.J. Ziegler	10/29/12
J.J. Ziegler	Date